UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Act of 1934 (Amendment No. 1)

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MESA LABORATORIES, INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to the Proxy Statement Dated July 17, 2020 for the Mesa Laboratories, Inc. Annual Meeting of Shareholders to be held on August 28, 2020

Re: Mesa Laboratories Proxy Statement Supplement – Proposal 1 (Election of Directors)

Dear Shareholder,

It has come to our attention that Institutional Shareholder Services (“ISS”) published its recommendations regarding the matters to be voted on at our Annual Meeting of Shareholders to be held on Friday, August 28, 2020, and that ISS recommended voting in favor all of our proposals except for a withhold recommendation for the election of certain members of our Board of Directors. The apparent basis for this recommendation was ISS’ belief that those directors failed to attend at least 75% of their board and committee meetings. In fact, six of our eight directors had 100% Board attendance, one had 86% Board attendance, and one director missed two out of seven Board meetings, neither of which were regularly scheduled meetings, which resulted in 71% attendance. However, as explained below, this director’s attendance was 82% when committee meetings are taken into account. We are providing this supplemental disclosure to clarify this for our shareholders.

During the fiscal year ended March 31, 2020 (referred to as “fiscal 2020”), our Board of Directors held seven meetings. Five of the meetings were regularly scheduled meetings and two were special meetings called on shorter notice than the regular meetings.

Six of our eight directors attended all seven meetings during fiscal 2020. The directors who attended all Board meetings were: John Sullivan, Gary Owens, Jennifer Alltoft, Robert Dwyer, Evan Guillemin, and David Kelly. One director, John Schmieder, was unable to attend two of the meetings, both of which were special meetings called on relatively short notice. This resulted in his attendance for Board meetings being 71% for the year. However, Mr. Schmieder attended all four of the meetings of the Nominating and Governance Committee, of which he is chair, held during fiscal 2020. Therefore, Mr. Schmieder attended 82% of the aggregate Board meetings and meetings of the Board committee of which he was a member during fiscal 2020. Another director, David Perez, did not attend one of the special Board meetings, which resulted in 86% Board attendance for the year. Mr. Perez attended six of the seven of the meetings of the Compensation Committee and all four of the meetings of the Audit Committee held during fiscal 2020, and therefore, Mr. Perez attended 89% of the aggregate Board meetings and meetings of the Board committee of which he was a member during fiscal 2020. Therefore, no director attended less than 75% of the aggregate number of meetings of our Board and the Board committees on which he served during fiscal 2020. Subsequent to the end of fiscal 2020, the Board has held two Board meetings, both of which had 100% attendance.

Committee meeting attendance during fiscal 2020 was 100% at all Audit Committee and Nominating and Governance Committee meetings, and 100% at six of seven Compensation Committee meetings (one director missed one meeting).

If any shareholder would like to change a previously-voted proxy vote on this or any other matter, the shareholder may revoke his or her proxy at any time before 1:00 A.M. MST on August 28, 2020 either by submitting a later dated proxy card by mail, by revising his or her proxy vote over the internet which was previously provided to shareholders, or by attending the Mesa Laboratories, Inc. 2020 Annual Meeting of Shareholders and voting in person.